EMPLOYMENT AGREEMENT

                         By and Between

                        BRUCE J. GORDON

                          ("Employee")

                              and

                    GEODYNAMICS CORPORATION,
                    a California corporation

                        ("Corporation")
                       Table of Contents

                                                             Page

     1.   EMPLOYMENT                                            1
          1.1  Position and Duties                              1

     2.   TERM                                                  1

     3.   COMPENSATION                                          1
          3.1  Amount of Salary                                 1
          3.2  Bonuses                                          1
               3.2.1                                Signing Bonus       1
               3.2.2                      Cash Distribution Bonus       1
               3.2.3                             Operations Bonus       2
               3.2.4                    Special Performance Bonus       2
               3.2.5                            Other Bonus Terms       2
          3.3  Reimbursements                                   3
          3.4  Supplemental Employee Retirement Plan            3
          3.5  Fringe Benefits                                  3
          3.6  Compensated Leave                                3

     4.   STOCK OPTIONS                                              3
          4.1  Short-Term Options                               3
          4.2  Two Long-Term Options                            3
          4.3  Directors Options                                4

     5.   NO COMPETITION DURING EMPLOYMENT                      4
          5.1  Other Services                                   4
          5.2  Competition                                      4
          5.3  Solicitation                                     4
          5.4  Competing Enterprise                             4
          5.5  Other Activities                                 4
          5.6  Payments                                         5

     6.   BUSINESS DISCLOSURES                                  5

     7.   TERMINATION OF AGREEMENT                              5
          7.1  Grounds                                          5
               7.1.1                           Expiration of Term       5
               7.1.2                             Mutual Agreement       5
               7.1.3                                Without Cause       5
               7.1.4                                        Death       5


               7.1.5                                   Disability       5
               7.1.6                                    For Cause       5
          7.2  Effect of a Termination on Compensation
               or Stock Options                                 6

     8.   MISCELLANEOUS                                         6
          8.1  Notices                                          6
          8.2  Partial Invalidity                               6
          8.3  Waiver                                           6
          8.4  Assignment; Effect on Agreement                  6
          8.5  Arbitration                                      6
          8.6  Governing Law                                    6
          8.7  Entire Agreement                                 7
          8.8  Counsel                                          7


                      EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into at Torrance, California on the date hereinafter set forth by and between BRUCE J. GORDON (hereinafter referred to as the "Employee") and GEODYNAMICS CORPORATION, a California corporation (hereinafter referred to as the "Corporation").

     The parties hereto, intending to be legally bound, do hereby agree as follows:

     1.   EMPLOYMENT.

           1.1 Position and Duties. The Corporation does hereby employ the Employee, and the Employee hereby accepts such employment as the President and Chief Executive Officer of the Corporation, upon the terms and provisions set forth in this Agreement. The Employee shall perform all duties expected from the President and Chief Executive Officer and shall observe and comply with the Corporation's rules and regulations regarding the performance of his duties and shall carry out and perform all orders, directions and policies stated to him by the Corporation periodically, either orally or in writing. The Employee shall carry out the duties assigned to him in a trustworthy, businesslike and loyal manner. The Employee acknowledges that he has received and read the Corporation's Employee Manual (the "Employee Manual") and agrees to be bound thereby.

      2.    TERM.  This Agreement shall commence as of April  19,
1995  (the  "Effective Date"), and shall continue until  December
31,  1996,  unless  sooner  terminated as  herein  provided  (the
"Termination Date").

     3.   COMPENSATION.

           3.1 Amount of Salary. The Corporation shall pay to the Employee a monthly salary of EIGHT THOUSAND DOLLARS ($8,000) per month, payable bi-weekly. The Employee's salary will be adjusted by the mutual agreement of the parties hereto effective as of June 1, 1996. If this Agreement is terminated for any reason, the Employee will receive a minimum payment under this
Section 3.1 of NINETY SIX THOUSAND DOLLARS ($96,000), net of salary payments paid to the Employee through the Termination Date.

           3.2 Bonuses. The Employee will be paid the following bonuses:

                3.2.1           Signing Bonus.  A THIRTY THOUSAND
     DOLLAR ($30,000) signing bonus, receipt of which is hereby acknowledged.

               3.2.2 Cash Distribution Bonus. An amount equal to one-half percent (0.5%) of all cash distributed by the Corporation to its shareholders, whether as dividends, stock repurchases (including any stock repurchased from Robert L. Paulson) and all cash received by shareholders upon a disposition or acquisition of the Corporation, from the Effective Date to the Termination Date. This bonus may not exceed FORTY THOUSAND DOLLARS ($40,000).

                3.2.3           Operations Bonus.  For the fiscal
     year, 1996, a bonus equal to six percent (6%) of the sum of the following:

                    Income from operations
                    Plus interest income
                    Plus $600,000
                    Less 10% of Total Assets


      Total  assets shall be equal to the average  of  the  total
assets  on  the following dates:  the end              of  fiscal
year 1995 and the end of each fiscal quarterly accounting periods
for each fiscal                   quarter of fiscal year 1996.


     This bonus may not exceed EIGHTY THOUSAND DOLLARS ($80,000).

                 3.2.4 Special Performance Bonus. A Special Performance Bonus will be paid to the Employee, which shall be established by the Board of Directors of the Corporation (the "Board"), in its absolute discretion, based upon exceptional performance by the Employee or if the Employee has concluded a Change of Control. As used in this Agreement, "Change in Control" shall mean any of the following: the sale or merger of the Corporation when the existing Directors of the Board do not constitute a majority of the Board, where there has been a sale of substantially all of the assets of the Corporation or a majority of the shares of the Corporation are now owned by one party, or one party and the affiliates thereof.

                3.2.5           Other  Bonus  Terms.   Any  bonus
     described in Sections 3.3.2 and 3.3.3 hereof will be computed in accordance with generally accepted accounting principles uniformly applied.

           Any  dispute  over the computation or  amount  of  the
foregoing   bonuses  shall  be  resolved  by  the   Corporation's
certified public accountants, which decision will be binding upon both parties hereto.

           With  the exception of the Signing Bonus described  in
Section  3.2.1  above, all bonuses will be payable  within  sixty
(60) days of the Termination Date (except for the Operations Bonus described in Section 3.2.3 hereof, which would be payable within sixty (60) days of December 31, 1996). If the Employee's employment terminates for any reason, prior to the end of fiscal year 1996, the Operations Bonus described in Section 3.2.3 hereof will be prorated by the number of weeks worked in fiscal year 1996 over fifty-two (52) weeks.

           3.3 Reimbursements. The Employee shall be reimbursed by the Corporation only for amounts actually expended by the Employee in the course of performing duties for the Corporation in accordance with the Employee Manual.

            3.4 Supplemental Employee Retirement Plan. The Corporation shall pay to the Employee, as an unfunded form of deferred compensation, up to the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000), payable at the rate of TWO THOUSAND DOLLARS ($2,000) per month, payable on the first day of each month commencing on the later of (i) April 1, 1996 or (ii) one (1) month following the earlier of the Termination Date, but no earlier than April 1, 1996, with the final payment in June, 2000.

           3.5 Fringe Benefits. The Corporation agrees that the Employee shall also be entitled to life insurance, health and medical insurance and other fringe benefits available to senior management of the Corporation. In addition, the Employee will be provided a company car (and gas, insurance and maintenance) and reimbursement for accommodations and lodging in Torrance, California, as well as for equipment and expenses for his home office.

           3.6 Compensated Leave. The Employee will be entitled to seven (7) paid holidays, and vacation and sick leave in accordance with the Employee Manual.

      4. STOCK OPTIONS. The Employee shall be entitled to the following stock options:

           4.1 Short-Term Options. An option will be issued to the Employee for fifteen thousand (15,000) shares with a fair market value exercise price set to be EIGHT DOLLARS ($8.00). All options shall expire in 1997 as follows: three thousand (3,000) expire on each of January 2, March 31, June 30, September 30 and December 31, 1997. The options are exercisable once the Employee leaves the position of Chief Executive Officer of the Corporation, or if there is a Change of Control. The options expiring during the Employee's employment hereunder are unexercisable.

          4.2  Two Long-Term Options.

                4.2.1 An option will be issued to the Employee for thirty thousand (30,000) shares with an initial exercise price of TEN DOLLARS ($10.00) (increasing $0.50 on each anniversary), expiring in ten (10) years. Fifteen thousand (15,000) shares shall be exercisable immediately and fully vested. If the Employee is still the Chief Executive Officer of the Corporation, fifteen thousand (15,000) shares shall be exercisable on or after December 31, 1995. There shall be no acceleration.

                4.2.2          In addition, the Employee shall be
     entitled to another option for fifteen thousand (15,000) shares with a fixed exercise price of TWELVE DOLLARS ($12.00), expiring in five (5) years, and shall be exercisable on or after June 1, 1996 or exercisable immediately upon a Change of Control.

          4.3 Directors Options. The Employee will have already been granted the full allotment of shares from the Director's Stock Option Plan effective February 17, 1995. The first twenty percent (20%) of those options, for the first year of service, will be surrendered. As long as the Employee returns to the Board as an outside director by the next "vesting date" (June 1, 1996), the Employee will retain the other eighty percent (80%) of the options granted, which will become exercisable ("vest") on the normal schedule. (If after June 1, 1996, but before June 1, 1997, then the Employee will retain the remaining sixty percent (60%), etc.). Should there be a Change of Control, then all the remaining eighty percent (80%) (or 60%) reverts to the Employee and is exercisable immediately.

      5. NO COMPETITION DURING EMPLOYMENT. The Employee agrees that, during the term of this Agreement, he diligently shall devote his time and efforts to the duties and responsibilities as set forth herein, and without prior express written authorization of the Board, the Employee shall not, directly or indirectly, either alone or in concert with others, during the term of this
Agreement:

          5.1 Other Services. Perform or render any services of a business, professional or commercial nature relating to service or products similar to those of the Corporation, to or for the benefit of any other person or firm, whether for compensation or otherwise, except for personal investments and except for his services as a Director of the Rancho Santa Fe Community Services District and for other activities approved by the Corporation;

           5.2 Competition. Engage in any activity directly or indirectly in competition with or adverse to the Corporation.

          5.3 Solicitation. Engage in any activity for purposes of influencing or attempting to influence the Corporation's customers, either directly or indirectly, to conduct business with any business enterprise in competition with the Corporation;

          5.4 Competing Enterprise. Undertake or participate in any planning for or organization of any business activity that is or will be in competition with the Corporation in any field(s) or area(s) in which the Employee has worked or with which the Employee has come into contact, or of which the Employee has gained knowledge during the term of his employment under this Agreement.

           5.5   Other Activities.  Engage in any other  business
activity that would materially interfere with the performance  of
any   of  the  Employee's  obligations  and  duties  under   this
Agreement; or

           5.6 Payments. The Employee will not accept, directly or indirectly, any payments or gifts from any supplier, customer or other party involved with the Corporation.

      6. BUSINESS DISCLOSURES. All processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by the Employee, either alone or with others, during the term of the Employee's employment, whether or not conceived or developed during the Employee's working hours and with respect to which the equipment, supplies, facilities or trade secret information of the Corporation or that relate to the business of the Corporation or to the Corporation's actual or demonstrably anticipated research and development, or that result from any work performed by the Employee for the Corporation, shall be the sole property of the Corporation. The Employee shall disclose to the Corporation all such matters conceived during the term of this Agreement, whether or not the property of the Corporation under the terms of the preceding sentence, provided that such disclosure shall be received by the Corporation in confidence. The Employee shall execute all documents, including patent applications and assignments, required by the Corporation to establish the Corporation's rights under this section.

     7.   TERMINATION OF AGREEMENT.

           7.1 Grounds. This Agreement shall terminate upon the occurrence of any of the following events:

                 7.1.1            Expiration   of   Term.    Upon
     expiration of the term specified in paragraph 2 hereof.

                7.1.2           Mutual Agreement.   Whenever  the
     Corporation and the Employee mutually agree in writing to termination.

                7.1.3          Without Cause.  By either party on
     ninety (90) days' prior written notice.

                7.1.4           Death.   Upon the  death  of  the
     Employee.

                7.1.5          Disability.  In the event that the
     Employee is unable to perform his assigned duties and responsibilities due to illness, physical or mental disability or any other reason, and if such disability continues for a period of three (3) consecutive months after all available sick leave has been utilized, the Corporation may terminate this Agreement upon ten (10) days' written notice.

                7.1.6 For Cause. This Agreement may be immediately terminated by the Corporation for the following causes: the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any criminal law (other than traffic violations or similar offenses) or a material breach of any provision of this Agreement.

           7.2 Effect of a Termination on Compensation or Stock Options. Unless the Employee voluntarily terminates his employment  in  accordance  with  Section  7.1.3  hereof  or  his employment  is  terminated for cause in accordance  with  Section
7.1.6 hereof, all compensation provided hereunder will be payable to his successor in interest, Bruce J. Gordon and Janet M. Gordon, Trustees U/A the Gordon Family Trust dated 12-12-89 (the "Trust"). The Trust may exercise any stock options granted the Employee in accordance with their terms.

     8.   MISCELLANEOUS.

          8.1 Notices. Any notice required to be given pursuant to this Agreement shall be effective only if in writing and delivered personally or by mail. If given by mail, such notice must be sent by registered or certified mail, postage prepaid, mailed to the parties at the addresses set forth on the signature page hereof, or at such other addresses as the parties may designate from time to time by written notice. Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail

           8.2 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          8.3 Waiver. No waiver of any right hereunder shall be effective for any purpose, unless in writing, signed by the party hereto possessing said right, nor shall any such waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

           8.4 Assignment; Effect on Agreement. It is hereby acknowledged and agreed that the Employee's rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties subject, however, to the restrictions on assignment and delegation contained herein.

            8.5 Arbitration. All disputes regarding the interpretation or enforcement of this Agreement shall be subject to arbitration in Torrance, California before one (1) arbitrator selected in accordance with the rules of the American Arbitration Association.

           8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and shall be subject to the jurisdiction of the State Courts located in Los Angeles, California or the Federal Court for the Central District of California.

           8.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written. No modification, termination or attempted waiver shall be valid, unless in writing and signed by both parties. There are no other inducements to the Employee entering into this Agreement.

           8.8   Counsel.   This Agreement was  prepared  by  the
Corporation's counsel, and the Employee acknowledges that he was advised to seek independent counsel prior to executing this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of June, 1995.


                              CORPORATION

                              GEODYNAMICS CORPORATION,
                              a California corporation



By: /s/

Title:____________________________________

                              Address:
                              21171 Western Avenue, Suite 110
                              Torrance, CA  90501



                              EMPLOYEE




                               /s/ Bruce J. Gordon
                              BRUCE J. GORDON
                              Address:
                              P.O. Box 3644
                              Rancho Santa Fe, CA  92067